UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

XPLORE TECHNOLOGIES CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XPLORE TECHNOLOGIES CORP.
14000 Summit Drive, Suite 900
Austin, Texas 78728
Telephone: (512) 485-2017
Facsimile: (512) 249-5630

February 9, 2017

Dear Xplore Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Xplore Technologies Corp., a Delaware corporation, to be held at our offices located at 8601 RR 2222, Building 2, Austin, Texas 78730, on Tuesday, March 21, 2017, at 9:00 a.m., local time.

The principal business of the Annual Meeting will be to (i) elect to the Board of Directors the six nominees named in this proxy statement; (ii) ratify the appointment of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017; (iii) ratify a stockholder rights plan designed to protect the tax benefits of our net operating loss carryforwards and certain other tax assets; (iv) approve a non-binding advisory proposal regarding our executive compensation; and (v) transact such other business as may properly come before the meeting and at any adjournment thereof.

Along with the attached proxy statement, we have enclosed a copy of our 2016 Annual Report to Stockholders, which includes our audited financial statements as of and for the fiscal year ended March 31, 2016.

Whether or not you plan to attend the Annual Meeting, it is still important that your shares be represented. Please submit a proxy to vote your shares in one of three ways: via Internet, telephone or mail. If you choose to submit your proxy by mail, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

Very truly yours,

Tom Wilkinson
Corporate Secretary and Chief Financial Officer

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XPLORE TECHNOLOGIES CORP.
8601 RR 2222, Building 2, Suite 100
Austin, Texas 78730
Telephone: (512) 485-2017
Facsimile: (512) 249-5630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 21, 2017

Dear Xplore Stockholders:

The 2016 Annual Meeting of Stockholders of Xplore Technologies Corp., a Delaware corporation (the “Company” or “Xplore”), will be held on Tuesday, March 21, 2017, at 9:00 a.m., local time, at 8601 RR 2222, Building 2, Austin, Texas 78730.

The principal business of the Annual Meeting will be to (i) elect to the Board of Directors the six nominees named in this proxy statement; (ii) ratify the appointment of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017; (iii) ratification a stockholder rights plan designed to protect the tax benefits of our net operating loss carryforwards and certain other tax assets; (iv) approve a non-binding advisory proposal regarding our executive compensation; and (v) transact such other business as may properly come before the meeting and at any adjournment thereof.

Stockholders of record at the close of business on January 20, 2017, the record date for the Annual Meeting, are entitled to notice of the Annual Meeting and to vote their shares held on that date at the Annual Meeting.  Stockholders of record of the Company’s common stock may vote their shares by proxy, whether or not they plan to attend the Annual Meeting, via Internet, telephone or mail. This proxy is being solicited by the Board of Directors of the Company.

By Order of the Board of Directors,

Tom Wilkinson Corporate Secretary and Chief Financial Officer

Austin, Texas
February 9, 2017

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE SUBMIT A PROXY TO VOTE YOUR SHARES IN ONE OF THREE WAYS: VIA INTERNET, PHONE OR MAIL. IF YOU CHOOSE TO SUBMIT YOUR PROXY BY MAIL, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, THE COMPANY ASKS FOR YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY VIA INTERNET, PHONE OR MAIL.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MARCH 21, 2017.

Our proxy statement and Annual Report to Stockholders, which are enclosed with this mailing, are also available at www.proxyvote.com.

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XPLORE TECHNOLOGIES CORP.
8601 RR 2222, Building 2, Suite 100
Austin, Texas 78730
Telephone: (512) 485-2017
Facsimile: (512) 249-5630

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Xplore Technologies Corp. (“we”, “us”, “Xplore”, or the “Company”) for use at the 2016 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, to be held at our offices located at 8601 RR 2222, Building 2, Austin, Texas 78730, on Tuesday, March 21, 2017, at 9:00 a.m., local time, and any adjournment thereof.  The matters to be considered and acted upon at the Annual Meeting are set forth in the attached Notice of Annual Meeting.  This proxy statement, the Notice of Annual Meeting and the form of proxy are first being made available to stockholders on or about February 9, 2017.

Record Date

Our board of directors has fixed January 20, 2017 as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the Annual Meeting, which we refer to as the Record Date.  Each stockholder is entitled to one vote for each share of our common stock held as of the close of business on the Record Date. We will make available an alphabetical list of stockholders entitled to vote at the Annual Meeting, for examination by any stockholder during ordinary business hours, at our executive offices, from February 9, 2017 until the Annual Meeting.

Quorum and Required Vote

As of the close of business on the Record Date, there were 10,991,172 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting.  Each share of common stock has the right to one vote on each matter that properly comes before the Annual Meeting.  The presence, in person or by proxy, of the holders of record of capital stock representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum.

Election of Directors.  Directors are elected by a plurality of the affirmative votes cast by those holders present and entitled to vote at the Annual Meeting.  All six directors are to be elected by the holders of our common stock, voting together as a single class.  Abstentions and broker non-votes will not be counted as having been voted in favor of a nominee.  Stockholders may not cumulate votes in the election of directors.

Ratification of Independent Public Accounting Firm.  The affirmative vote of the holders representing a majority of the outstanding shares of our common stock present and entitled to vote at the Annual Meeting, voting together as a single class, is required to ratify the appointment of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.

Ratification of Stockholder Rights Plan and Approval of Other Proposals.  The affirmative vote of the holders of a majority of the votes represented by outstanding shares of our common stock present and entitled to vote at the Annual Meeting, voting together as a single class, is required to ratify a stockholder rights plan designed to protect the tax benefits of our net operating loss carryforwards and certain other tax assets, which we refer to as the “tax benefits” in this proxy statement, to approve the advisory proposals regarding our executive compensation, and would be required to approve such other proposals that may properly come before the Annual Meeting.
Delivery of Notice of Internet Availability

In accordance with the rules adopted by the Securities and Exchange Commission, or SEC, except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice of Internet Availability.  The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this proxy statement and our 2016 Annual Report to Stockholders, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically.  If you would like to receive a paper or email copy of our proxy materials either for the Annual Meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice of Internet Availability sent to you.

Many of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name.  If you hold your shares in street name, the Notice of Internet Availability or a printed set of the proxy materials, together with a voting instruction form, will be forwarded to you by your broker, bank or other nominee.  If your shares are registered directly in your name, we have sent the Notice of Internet Availability or a printed set of the proxy materials, together with a proxy card, to you directly.

Abstentions and Broker “Non-Votes”

Stockholders and brokers returning proxies or attending the Annual Meeting who abstain from voting will count towards determining a quorum.  However, such abstentions will have no effect on the outcome of the election of directors, but will have the same effect as a vote against any other proposal.  Broker non-votes (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) will be treated as present for purposes of a quorum.  In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.  Consequently, broker non-votes will have no effect on the votes required to elect directors or to approve any other matter.

Appointment of Proxies

Stockholders who are unable to attend the meeting and vote in person may still vote by appointing a proxyholder.  The persons specified in the enclosed form of proxy are officers of Xplore.  A stockholder has the right to appoint a person, who need not be a stockholder, to represent such stockholder at the meeting (or any adjournment thereof) other than the persons specified in the enclosed form of proxy.  Such right may be exercised by striking out the persons named as proxies and designating another person.  For stockholders who wish to appoint a different proxyholder, the completed form of proxy must be mailed in the enclosed envelope and received at the address on the proxy envelope no later than March 2, 2017.

Inquiries regarding proxy forms can be made to our proxy representative, Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Voting by Proxy

Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares via Internet, telephone or mail as more fully described below:

•	By Internet: Go to www.proxyvote.com and follow the instructions. You will need your proxy card or Notice of Internet Availability to submit your proxy.

•	By Telephone: Call 1-800-690-6903 and follow the voice prompts. You will need your proxy card or Notice of Internet Availability to submit your proxy.

•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If you vote via the Internet or by telephone, your electronic vote authorizes the persons designated on the enclosed form of proxy in the same manner as if you signed, dated and returned your proxy card.  If you vote by Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted.  Internet and/or telephone voting also will be offered to stockholders owning shares through most banks and brokers.

The named proxies will vote the shares in respect of which they are appointed proxy in accordance with the instructions of the stockholder as indicated on the proxy.  If the stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.  In absence of any such instructions, shares represented by such proxies will be voted at the Annual Meeting in accordance with the recommendations of the board of directors as follows:

“FOR”:

•	Proposal No. 1—Election of the nominees for director named in this proxy statement,

•	Proposal No. 2—Ratification of the appointment of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017 and

•	Proposal No. 3—Ratification of stockholder rights plan.

•	Proposal No. 4— Approval of the compensation of our named executive officers as disclosed in this proxy statement

If any other matters are properly presented at the Annual Meeting, the persons named in the form of proxy will be entitled to vote on those matters for you.  As of the date of this proxy statement, we are not aware of any other matters to be raised at the Annual Meeting.

Revocation of Proxies

If you are a registered holder of common stock who has given a proxy, you may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy and delivering a properly executed proxy card bearing a later date to our Corporate Secretary at 8601 RR 2222, Building 2, Suite 100, Austin, Texas 78730; by submitting a proxy bearing a later date via Internet or telephone; or by attending the Annual Meeting, revoking the previously-granted proxy and voting in person.  Attending the Annual Meeting will not automatically revoke your proxy.  If you are a stockholder holding your shares in “street name” who wishes to revoke a voting instruction form, you should contact your broker, trustee or nominee for instructions.

In order to be effective, all revocations or a later-filed proxy must be delivered to us at the address listed above or submitted via Internet or telephone not later than March 21, 2017, 5:00 p.m., local time.  All valid unrevoked proxies will be voted at the Annual Meeting and any adjournments thereof.

Cost of Proxy Solicitation

We will bear the cost of this solicitation, including amounts paid to banks, brokers and other record owners to reimburse them for their expenses in making solicitation material regarding the Annual Meeting available to beneficial owners of our common and preferred stock.  The solicitation of proxies may be supplemented by our officers and other employees (at no additional compensation) by personal contact, by telephone, by facsimile or by electronic communication.

Dissenters’ Rights

Under Delaware law, our stockholders are not entitled to dissenters’ rights with respect to any matters to be voted on with respect to this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Action will be taken at the Annual Meeting for the election of six directors, to be elected by the holders of our common stock, voting together as a single class.

The persons named in the enclosed proxy card will vote to elect each of the nominees as a director, unless the proxy is marked otherwise.  Each of the nominees is currently a director.  Each nominee has indicated a willingness to serve as a director, if elected.  If any nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director, or associate of any director, is a party adverse to us or any of our subsidiaries in any material legal proceeding or has any material interest adverse to us or any of our subsidiaries in any such proceeding.

Information Regarding Nominees to the Board of Directors

The following table provides certain information as to each nominee to our board of directors as of the Record Date:

Name	Age	Positions with our Company
Philip S. Sassower	77	Chief Executive Officer and Chairman of the Board of Directors
Andrea Goren	49	Director
Thomas B. Pickens III	59	Director
Donald F. Neville	50	Director
Kent A. Misemer	67	Director
Brian E. Usher-Jones	71	Director

All directors are elected annually to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Philip S. Sassower has served as our Chief Executive Officer since February 2006 and has served as a member of our board of directors since December 2004.  Mr. Sassower is the Chief Executive Officer of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003.  Mr. Sassower has also been Chief Executive Officer of Phoenix Enterprises LLC, a private equity firm, and has served in that capacity since 1996.  From January 10, 2008 to January 7, 2010, Mr. Sassower served as a director of The Fairchild Corporation, a motorcycle accessories and aerospace parts and services company, and from May 13, 2008 to January 7, 2010, Mr. Sassower served as Chairman of the Board and Acting Chief Executive Officer of The Fairchild Corporation.  On March 18, 2009, The Fairchild Corporation and 61 subsidiaries filed a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, District of Delaware.  On August 5, 2010, Mr. Sassower became Chairman of the Board and Chief Executive Officer of iSign Solutions Inc. (formerly Communication Intelligence Corporation) (OTCQB: ISGN), an electronic signature solutions and biometric signature verification company.  Mr. Sassower is co-manager of the managing member of Phoenix Venture Fund LLC, our principal stockholder, which we refer to in this report as Phoenix.  Mr. Sassower’s qualifications to serve on our board of directors include more than 40 years of business and investment experience and his extensive experience working with management teams and boards of directors, and in acquiring, investing in and building companies and implementing new business strategies.

Andrea Goren has served as a member of our board of directors since December 2004.  Mr. Goren is a Managing Director of SG Phoenix LLC, a private equity firm, and has served in that capacity since May 2003.  In December 2010, Mr. Goren was appointed as Chief Financial Officer of iSign Solutions Inc. (OTCQB: ISGN).  Mr. Goren has also served as a director of iSign Solutions Inc. since August 5, 2010.  From January 2008 to January 2010, Mr. Goren served as a director of The Fairchild Corporation.  Mr. Goren is co-manager of the managing member of Phoenix, our principal stockholder.  Mr. Goren’s qualifications to serve on our board of directors include his experience and knowledge acquired in more than 15 years of private equity investing and his extensive experience working with management teams and boards of directors.

Thomas B. Pickens III has served as a member of our board of directors since November 2016.  Mr. Pickens is the Chairman and Chief Executive Officer of Astrotech Corporation (NASDAQ: ASTC).  Mr. Pickens is also the Managing Partner and Founder of Tactic Advisors, Inc., a company specializing in corporate turnarounds on behalf of creditors and investors. Since 1985, Mr. Pickens has served as President of T.B. Pickens & Co. From 1991 to 2002, Mr. Pickens was the Chairman of multiple companies, including U.S. Utilities, Inc., Code Corporation, Catalyst Energy Corporation and United Thermal Corporation. Mr. Pickens was also the President of Golden Bear Corporation, Slate Creek Corporation, Eury Dam Corporation, Century Power Corporation and Vidilia Hydroelectric Corporation.  Mr. Pickens’ qualifications to serve on our board of directors include his extensive senior management experience, as well as his experience as a member of multiple corporate boards.

Donald F. Neville has been a member of our board of directors since January 2017. Mr. Neville is currently the Chief Executive Officer and Chairman of the Board of Terra-HydroChem, Inc.  Mr. Neville served as a board member and chair of the audit committee for Stubb’s Legendary Bar-B-Q for over twenty years until the company was sold to McCormick’s in 2015.  Mr. Neville previously held executive positions at Field Asset Services, Reddwerks Corporation, Argyle Security, Inc. (OTCBB: ARGL), ClearCube Technology and other technology companies.  Mr. Neville began his career as a CPA with Deloitte.  Mr. Neville’s qualifications to serve on our board of directors include his extensive executive and financial management experience and his experience as a member of multiple corporate boards.

Kent Misemer has served as a member of our board of directors since November 2011.  Mr. Misemer has been self-employed as a consultant and investor since 2009.  From 2003 through 2009, Mr. Misemer was the Chief Executive Officer and President of Liberty Propane, LLC, a portfolio company of Sterling Capital Partners, an independent retail propane company, which was sold in December 2009.  Previously, Mr. Misemer was the President and Chief Executive Officer of Propane Continental.  In addition to being a co-founder of Liberty Propane, Mr. Misemer was also involved in the creation of Propane Continental and Tri-Power Fuels, Inc.  Mr. Misemer formerly served as a director and member of the audit committee of Cornerstone Records Management, LLC, a private data storage and offsite data management company, until October 2013, when the company was sold.  Mr. Misemer formerly served as a director of Pro-Tech Industries, Inc. (OTCQB: PTCK), a regional leader in design/build services for the Fire Life Safety, alarm/detection, electrical and voice/data communications infrastructure segments through January 2012.  Mr. Misemer’s qualifications to serve on our board of directors include his over 30 years of executive management experience in the propane industry supply chain, as well as other industries.

Brian E. Usher-Jones has served as a member of our board of directors since 1996.  Since 1992, Mr. Usher‑Jones has been self-employed as a merchant banker.  Mr. Usher-Jones has been a director of Shoal Point Energy, Ltd., an oil and gas exploration company, since March 2014.  Mr. Usher‑Jones resigned as a director of Newlook Industries Corp., a technology investment company, and Wireless Age Communications Inc., a solutions provider for waste and energy efficient products, in February 2013.  Mr. Usher‑Jones served as our Treasurer and Interim Chief Financial Officer from August 1996 to November 1997 and again from August 2001 to December 2001.  Mr. Usher‑Jones’ qualifications to serve on our board of directors include his certification as a Chartered Accountant, his service as our Treasurer and Interim Chief Financial Officer and his significant executive‑level and financial management experience at private and public companies.

Information Regarding Our Non-Director Executive Officers

The following table provides information regarding our non-director executive officers as of the Record Date:

Name	Age	Positions with our Company
Mark Holleran	58	President and Chief Operating Officer
Tom Wilkinson	47	Chief Financial Officer and Corporate Secretary

Mark Holleran has served as our President and Chief Operating Officer since February 2006.  Mr. Holleran served as our Vice President of Sales from April 2003 to February 2006.

Tom Wilkinson has served as our Chief Financial Officer since November 2015 and was our Interim Chief Financial Officer beginning in August 2015.   Prior to joining us as Chief Financial Officer, Mr. Wilkinson was Chief Financial Officer for Amherst Holdings, a financial services company, beginning in January 2014.  Prior to joining Amherst Holdings, Mr. Wilkinson was Managing Partner of PMB Helin Donovan through November 2013, after having been a founding partner of the firm in 2002.

There are no family relationships between any of our directors or executive officers.  None of our officers or directors has any arrangement or understanding with any other person pursuant to which such officer or director was selected to serve as officer or director.
Vote Required

The affirmative vote of a plurality of the votes cast by those holders present at the Annual Meeting in person or represented by proxy is required to elect the director nominees.  The enclosed proxy allows you to vote for the election of the nominees listed, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees.  Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

If you do not vote for a nominee, your vote will not count either for or against the nominee.  Also, if your broker does not vote on any of the nominees, it will have no effect on the election.

Recommendation

Our board of directors recommends a vote “FOR” the election of each nominee listed above to the board of directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors, upon the recommendation of our audit committee, has selected PMB Helin Donovan, LLP, located in Austin, Texas, to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2017.  Our board of directors has determined that the selection of PMB Helin Donovan, LLP should be submitted to the stockholders for ratification.  PMB Helin Donovan, LLP has served as our independent registered public accounting firm since December 7, 2007.  Our audit committee authorized and approved the engagement of PMB Helin Donovan LLP.  A representative of PMB Helin Donovan, LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Principal Accountant Fees and Services
Principal Accountant Fees
Fee Category	Fiscal Year 2016	% of Total	Fiscal Year 2015	% of Total
Audit Fees(1)	$261,745	100%	$112,940	100%
Audit‑Related Fees(2)	—		—
Tax Fees	—		—
All Other Fees	—		—
Total Fees	$261,745	100%	$112,940	100%

(1)
Audit Fees consist of amounts for professional services performed for the audit of our annual financial statements and review of quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements. PMB Helin Donovan are our current auditors and performed the audits of our annual consolidated financial statements for both of the years ended March 31, 2016 and 2015 for fees of $261,745 and $112,940, respectively, including $98,995 paid in the year ended March 31, 2016 for the audit services related to our acquisition of certain assets of Motion Computing, Inc. and its subsidiaries in 2015 and $14,000 in the year ended March 31, 2015 for attestation services, including a comfort letter, related to the prospectus supplement to a registration statement on the Form S-3 we filed in connection with the public offering of our common stock in that year.

(2)
We paid no other fees to PMB Helin Donovan for assurance and related services reasonably related to the performance of the audit or review of our consolidated financial statements or for tax fees during the two years ended March 31, 2016.

Pre-Approval Policy
Consistent with SEC and PCAOB requirements regarding auditor independence, our audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  In recognition of this responsibility, our audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  During the year, if it becomes necessary to engage the independent registered public accounting firm for services, our audit committee requires specific pre-approval before engaging the independent registered public accounting firm.  In accordance with that policy, our audit committee may delegate to one of its members the approval of such services.  In such cases, the items approved will be reported to the audit committee at its next scheduled meeting following such pre-approval.  All of the audit and tax fees we paid to PMB Helin Donovan for fiscal years 2016 and 2015 were approved by our audit committee.
Vote Required

The affirmative vote of holders representing a majority of the outstanding shares of our common stock present in person or by proxy at the Annual Meeting, voting together as a single class, is required to ratify the appointment of PMB Helin Donovan, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.

Recommendation

Our board of directors recommends that stockholders vote “FOR” the ratification of the appointment of PMB Helin Donovan, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2017.

PROPOSAL 3
RATIFICATION OF STOCKHOLDER RIGHTS PLAN
On July 1, 2016, in connection with the adoption of the stockholder rights plan, our board of directors declared a dividend of one right for each of our issued and outstanding shares of common stock.  The dividend was paid to stockholders of record at the close of business on July 15, 2016, or the rights record date.  Each such right entitles the registered holder, subject to the terms of a rights agreement, to purchase from us one one-thousandth of a share of our Series E Participating Preferred Stock, which we refer to as the “preferred stock” in this proxy statement, at a price of $14.40, subject to certain adjustments.  The description and terms of the rights are set forth in a rights agreement, dated as of July 15, 2016, which we refer to as the “rights agreement” in this proxy statement, between us and American Stock Transfer & Trust Company, LLC, as rights agent.
The stockholder rights plan is intended to protect stockholder value by attempting to preserve our ability to use our net operating losses and certain other tax assets, which we refer to as the “tax benefits” in this proxy statement, to reduce our future income tax liability.  Our board of directors believes that it is in the best interests of our stockholders to ratify the stockholder rights plan.

Description of Stockholder Rights Plan
The following is a summary of the terms of the stockholder rights plan.  The stockholder rights plan consists of a rights agreement and the exhibits thereto, a copy of which is included as Annex A to this proxy statement.  The summary does not purport to be complete and is qualified in its entirety by reference to Annex A to this proxy statement.
The purpose of the rights agreement is to diminish the risk that our ability to use our tax benefits to reduce potential future federal income tax obligations would become subject to limitations by reason of us experiencing an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as “Section 382” in this proxy statement.  A company generally experiences such an ownership change if the percentage of its stock owned by its “5-percent shareholders,” as defined in Section 382, increases by more than 50 percentage points over a rolling three-year period.  The rights agreement is designed to reduce the likelihood that we will experience an ownership change under Section 382 by (i) discouraging any person or group from becoming a stockholder of 4.99% or more of our common stock and (ii) discouraging any existing 4.99% stockholder from acquiring additional shares of our common stock.
The rights will not be exercisable until the earlier to occur of (i) the close of business on the tenth business day after a public announcement or filing that a person has, or group of affiliated or associated persons or persons acting in concert have, become an “Acquiring Person,” which is defined as a person or group of affiliated or associated persons or persons acting in concert who, at any time after the date of the rights agreement, have acquired, or obtained the right to acquire, beneficial ownership of 4.99% or more of our outstanding shares of common stock, subject to certain exceptions or (ii) the close of business on the tenth business day after the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person.  Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Exchange Act, are treated as beneficial ownership of the number of shares of our common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of our common stock are directly or indirectly held by counterparties to the derivatives contracts.
With respect to certificates representing shares of our common stock outstanding as of the rights record date, until the rights become exercisable, the rights will be evidenced by such certificates for shares of our common stock registered in the names of the holders thereof, and not by separate rights certificates, as described further below.  With respect to book entry shares of our common stock outstanding as of the rights record date, until the rights become exercisable, the rights will be evidenced by the balances indicated in the book entry account system of the transfer agent for our common stock.  Until the earlier of the date the rights become exercisable and the expiration date of the rights, as described below, the transfer of any shares of our common stock outstanding on the rights record date will also constitute the transfer of the rights associated with such shares of our common stock.  As soon as practicable after the rights become exercisable, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on that date, and such certificates alone will evidence the rights.

The rights will expire prior to the earliest of (i) July 1, 2019 or such later day as may be established by our board of directors prior to the expiration of the rights, provided that the extension is submitted to our stockholders for ratification at the next annual meeting of stockholders succeeding such extension; (ii) the time at which the rights are redeemed pursuant to the rights agreement; (iii) the time at which the rights are exchanged pursuant to the rights agreement; (iv) the time at which the rights are terminated upon the occurrence of certain transactions; (v) the close of business on the first day after the Annual Meeting, if approval by our stockholders of the stockholder rights plan has not been obtained on or prior to the close of business on the first day after the Annual Meeting of stockholders; (vi) the close of business on the effective date of the repeal of Section 382, if our board of directors determines that the rights agreement is no longer necessary or desirable for the preservation of the tax benefits; and (vii) the close of business on the first day of a taxable year to which our board of directors determines that no tax benefits are available to be carried forward.
Each share of preferred stock will be entitled, when, as and if declared, to a preferential per share quarterly dividend payment equal to the greater of (i) $1.00 per share or (ii) an amount equal to 1,000 times the dividend declared per share of our common stock.  Each share of preferred stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of our stockholders.  In the event of any merger, consolidation or other transaction in which shares of our common stock are converted or exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per one share of our common stock.
The exercise price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the preferred stock, (ii) upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for or purchase preferred stock or convertible securities at less than the then-current market price of the preferred stock or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in preferred stock) or of subscription rights or warrants (other than those referred to above).  The number of outstanding rights and the number of one one-thousandths of a share of preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split, reverse stock split, stock dividends and other similar transactions.
In the event that, after a person or a group of affiliated or associated persons has become an Acquiring Person, we are acquired in a merger or other business combination transaction, or 50% or more of our assets or earning power are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company having a market value at the time of that transaction equal to two times the exercise price of the rights.
With certain exceptions, no adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent in the exercise price.  No fractional shares of preferred stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of preferred stock, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the trading day immediately prior to the date of exercise.
At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition of beneficial ownership by such Acquiring Person of 50% or more of the outstanding shares of our common stock, our board of directors, at its option, may exchange each right (other than rights owned by such person or group of affiliated or associated persons which will have become void), in whole or in part, at an exchange ratio of two shares of our common stock per outstanding right (subject to adjustment).
At any time before any person or group of affiliated or associated persons becomes an Acquiring Person, our board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right (subject to certain adjustments).  The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish.
Immediately upon the action of our board of directors electing to redeem or exchange the rights, we will make announcement thereof, and upon such election, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price thereof.
Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

Our board of directors may amend or supplement the rights agreement without the approval of any holders of rights, including, without limitation, in order to (a) cure any ambiguity, (b) correct inconsistent provisions, (c) alter time period provisions or (d) make additional changes to the rights agreement that our board of directors deems necessary or desirable.  However, from and after any person or group of affiliated or associated persons becomes an Acquiring Person, the rights agreement may not be supplemented or amended in any manner that would adversely affect the interests of the holders of rights.
Vote Required
The affirmative vote of the holders of a majority of the shares of our common stock present at the meeting and entitled to vote, voting together as a single class, whether in person or by proxy, is required to approve the stockholder rights plan.  Abstentions and broker non-votes, if any, will not be counted as votes either “FOR” or “AGAINST” the approval of the stockholder rights plan and shares not in attendance will have no effect on the outcome of any vote on the stockholder rights plan.
Recommendation
Our board of directors recommends that stockholders vote “FOR” the ratification of the stockholder rights plan.
PROPOSAL 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the regulations of the Securities and Exchange Commission thereunder, requires each smaller reporting company such as us, for the first annual meeting of stockholders on or after January 21, 2013 and not less than once every three years thereafter, include a separate resolution subject to stockholder vote to approve the compensation of its named executive officers must, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies for our named executive officers, as disclosed in this proxy statement, through the approval or non-approval of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in this proxy statement.”

As provided in the Dodd-Frank Act, this vote will not be binding on our board of directors and may not be construed as overruling a decision by our board of directors, creating or implying any change to the fiduciary duties of our board of directors or any additional fiduciary duty by our board or directors or restricting or limiting the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation.  Our compensation committee and our board of directors, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy at the Annual Meeting, voting together as a single class, is required to approve the above resolution.

Recommendation

Our board of directors recommends that stockholders vote “FOR” the approval of the resolution approving the compensation of our named executive officers disclosed in this proxy statement.
CORPORATE GOVERNANCE
Director Independence

Our board of directors has determined that each of Thomas B. Pickens III, Donald F. Neville, Kent A. Misemer and Brian Usher-Jones are “independent directors,” as defined under current NASDAQ Stock Market Rules.

Board Meetings and Attendance

Our board of directors met five times and took action by unanimous written consent nine times during our fiscal year 2016.  During fiscal year 2016, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which he then served.  We do not have a policy with regard to board members’ attendance at our annual meetings.  Philip S. Sassower, our Chairman of the Board and Chief Executive Officer, attended our last annual meeting of stockholders.

Board Committees

Our board has three standing committees—audit, compensation and nomination and corporate governance.

Audit Committee

The audit committee’s responsibilities include, among others:

•
interaction with our registered public accounting firm, including appointment and oversight, pre-approval of services, review the independence and quality control procedures of the firm and the experience and qualifications of the firm’s senior personnel providing audit services to us;

•
matters relating to our annual financial statements and annual audit, including meeting with our management and our registered public accounting firm, having separate meetings with our registered public accounting firm, and determining whether to recommend to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the applicable fiscal year;

•	meeting with our management and our registered public accounting firm to review and discuss our quarterly financial statements, including the content of our earnings releases;

•	reviewing with our management and our registered public accounting firm our earnings press releases, as well as financial information and earning guidance provided to analysts and rating agencies;

•	reviewing, approving or ratifying any related party transactions;

•
discussing with our management and our registered public accounting firm any correspondence from or with regulators or governmental agencies, and employee complaints or any published reports that raise material issues regarding our financial statements, financial reporting process or accounting policies;

•	meeting separately with our management on a periodic basis to discuss matters related to our internal control over financial reporting; and

•	preparing for inclusion in our proxy statement for our annual meeting of stockholders the audit committee report required by SEC rules, which is included below in this proxy statement.

The current members of our audit committee are Brian Usher-Jones, Donald F. Neville and Kent A. Misemer.  Mr. Usher-Jones acts as chair of our audit committee, but we expect that Mr. Neville will transition to become chair of the committee in March 2017. Additionally, during our 2016 fiscal year, Thomas Leonardis was a member of our audit committee.  Mr. Leonardis left the board in December 2016.  Our board of directors has determined that Brian Usher-Jones and Donald F. Neville meet the criteria of an “audit committee financial expert” as that term is defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.  Mr. Usher-Jones, Mr. Neville and Mr. Misemer are independent directors as defined under the current listing standards of NASDAQ.  Mr. Usher-Jones’ background and experience include being a certified public accountant in Canada and the former Chief Financial Officer of Nesbitt, Thomson and Company and our former Interim Chief Financial Officer.  Mr. Neville’s background and experience include his former qualification as a certified public accountant and his extensive financial management experience, including as the Chief Financial Officer for Field Asset Services, Inc., Reddwerks, Argyle Security, Inc. and ClearCube Inc.  Our audit committee met five times during our 2016 fiscal year.  The audit committee’s amended and restated charter is posted on our web site at http://www.xploretech.com.

Compensation Committee

The compensation committee’s responsibilities include, among others:

•	exercising oversight of all matters of executive compensation policy;

•
reviewing, modifying (if necessary) and approving data sources for purposes of evaluating our compensation competitiveness, corporate goals and objective relevant to executive compensation of our executive officers and our executive compensation program;

•	evaluating the performance of our Chief Executive Officer and our President, and in consultation with our Chief Executive Officer and our President, our other executive officers;
•	determining the compensation of our Chief Executive Officer and our President, and in consultation with our Chief Executive Officer and our President, our other executive officers;

•	reviewing and making recommendations to our board of directors regarding the frequency with which we will conduct “say-on-pay” votes by our stockholders;

•	following each “say-on-pay” vote by our stockholders, reviewing the results of the advisory vote and considering whether to make adjustments to our executive compensation policies and practices;

•	reviewing and making recommendations to our board of directors regarding our incentive-compensation and equity-based plans;

•
administer our incentive-compensation and equity-based plans, including designation of our employees to whom awards are to be grants, the amount of such awards and the terms and conditions of such awards;

•	reviewing director compensation and recommending any changes to our board of directors regarding the form and amount of such compensation;

•
reviewing and approving, or reviewing and making recommendations to our board of directors for its approval, any transaction in our equity securities, or derivatives, between us and any officer or director who is subject to Section 16 of the Exchange Act;

•	reviewing, as it deems necessary, appropriate matters related to our compliance with applicable laws affecting employee and director compensation;

•	being directly responsible for the appointment, compensation and oversight of any compensation advisor;

•	evaluating our compensation policies and practices for all of our employees to ensure they do not pose risks that are reasonably likely to have a material adverse effect on us;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” which is included below in this proxy statement; and

•	preparing for inclusion in our proxy statement for our annual meeting of stockholders the compensation committee report required by SEC rules, which is included below in this proxy statement.

In carrying out its responsibilities, our compensation committee regularly consults with our executive officers.

The current members of our compensation committee are Thomas B. Pickens III, Kent A. Misemer and Brian Usher-Jones.  Mr. Pickens acts as the chair of our compensation committee.  Prior to Mr. Pickens joining our board of directors, and for the entirety of our 2016 fiscal year, this committee was chaired by Thomas Leonardis, who resigned from the board in December 2016.  Our compensation committee met two times as a committee during our 2016 fiscal year.  Additionally, compensation matters were discussed at meetings of the full board of directors, and the full board of directors, with the members of the compensation committee participating, took action regarding compensation matters, including by unanimous written consent.  The compensation committee’s charter is posted on our web site at http://www.xploretech.com.

Nomination and Corporate Governance Committee

The corporate nomination and corporate governance committee’s responsibilities include, among others:

•	considering corporate governance issues that arise from time to time and developing appropriate recommendations for our board of directors;

•	reviewing and reassessing, annually, the adequacy of any corporate governance guidelines approved by our board of directors;

•	reviewing management’s monitoring of our compliance programs and code of ethics, including a report of violations and waivers of the code of ethics;

•	periodically assessing the need for adoption of stock ownership guidelines and recommending such adoption, if any, to our board of directors;

•
identifying individuals qualified to become members of our board of directors, consistent with the criteria approved by our board of directors, and recommending to our board of directors, the nominees to stand for election as directors at the annual meeting of stockholders and the persons to be elected by tour board of directors to fill any vacancies on our board of directors;

•
prior to recommending to our board of directors that an existing member be nominated for election as a director at the annual meeting of stockholders, considering and reviewing such directors past board service and committee attendance and performance, length of board service, personal and professional integrity, relevant experience, skills, qualifications and contributions, and independence;

•	reviewing, annually, the criteria for nomination of director candidates and approving any appropriate changes to the criteria;

•	identifying qualified director nominees to be recommended to our board of directors in the event of vacancies;

•	reviewing the relationships between us and each director and reporting the results of its review to our board of directors;

•
determining whether or not each director serving on a committee of our board of directors is independent, disinterested, a non-employee director or an outside director under the applicable standards applicable to the committee on which such director serves and report the results of its review to our board of directors;

•	reviewing the advisability or need for any changes in the number or composition of our board of directors;

•	reviewing the advisability or need for any changes in the committee structure of our board of directors;

•	recommending to our board of directors the composition of each board committee and the individual director to serve as chair of each committee;

•	requesting from the chair of each committee a report to the full board of directors about the committee’s annual evaluation of its charter following the end of each fiscal year;

•
receiving comments from all directors and reporting to the full board of directors with an assessment of the performance of our board of directors, its committees and management following the end of each fiscal year;

•	reviewing our board of directors policy regarding the structure of the offices of the Chairman of the Board and Chief Executive Officer; and

•	reviewing and recommending to our board of directors proposed changes to our certificate of incorporation and bylaws.

The current members of our nomination and corporate governance committee are Thomas B. Pickens III, Brian Usher-Jones and Donald F. Neville.  Mr. Usher-Jones acts as the chair of our nomination and corporate governance committee.  Our corporate governance committee met three times during our 2016 fiscal year; additionally, corporate governance matters were discussed at meetings of the full board of directors.  The nomination and corporate governance committee charter is posted on our web site at http://www.xploretech.com.

Director Nomination Process

The process followed by our corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board of directors.

The nomination and corporate governance committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to our board of directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of our board of directors.  Although the nomination and corporate governance committee will consider diversity, including diversity of experience, education, geographic location and point of view, in identifying candidates for director, the committee has not adopted a diversity policy for board composition.

While the nomination and corporate governance committee has no formal policy with respect to the consideration of nominees recommended by stockholders, the committee will consider qualified nominees recommended by stockholders.

Audit Committee Report

The audit committee reviewed our audited financial statements for the fiscal year ended March 31, 2016 and discussed them with our management and registered public accounting firm.

The audit committee has also discussed with our registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The audit committee has received the written disclosures and the letter from our registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with our registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2016.

By the Audit Committee of the Board of Directors

BRIAN USHER-JONES, CHAIRMAN
THOMAS B. PICKENS III
KENT A. MISEMER

Leadership Structure of Our Board of Directors

Our Chief Executive Officer, Mr. Sassower, also serves as our Chairman of the Board.  Our board of directors believes that the interests of all of our stockholders have been well served through a leadership model with the same person holding the positions of Chief Executive Officer and Chairman of the Board.  Our current Chief Executive Officer possesses an in-depth knowledge of us, our operations and the array of business challenges faced by us, all of which have been gained through years of experience in the industry.  Our board of directors believes that these experiences and other insights put the Chief Executive Officer in the best position to provide broad leadership for our board of directors as it considers strategy and as it exercises its fiduciary responsibilities to our stockholders.

Our board of directors has not previously designated a lead independent director because it concluded that it was unnecessary in light of the independence of many members of our board of directors.  As indicated above, all of our directors other than Mr. Sassower and Mr. Goren are independent, and all of our directors serving on our audit committee, our compensation committee and our nomination and corporate governance committee are independent.  Each independent director may call meetings of the independent directors, and may request agenda topics to be added or dealt with in more detail at meetings of the full board of directors or an appropriate committee of our board of directors.  Accordingly, the oversight of critical matters, such as the integrity of our financial statements, employee compensation, including compensation of the executive officers, the selection of directors and the evaluation of our board of directors and key committees is largely entrusted to independent directors.

Role of Our Board of Directors in Risk Oversight

Our entire board of directors and each of its standing committees are involved in overseeing risk associated with us and our business.  Our board of directors monitors our governance by review with management and outside advisors, as considered necessary.  Our board of directors has delegated certain risk management responsibilities to its committees.  Our board of directors and the audit committee monitor our liquidity risk, regulatory risk, operational risk and enterprise risk by reviews with management and independent accountants and other advisors, as considered necessary.  In its periodic meetings with the independent accountants, the audit committee discusses the scope and plan for the audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.  Our board of directors and the nomination and corporate governance committee monitor our succession risk by regular review with management and consultation with outside advisors as considered necessary.  As part of its responsibilities, the compensation committee reviews the impact of our executive compensation program and the associated incentives to determine whether they present a significant risk to us.

Because all of our directors other than Mr. Sassower and Mr. Goren are independent, and all of our directors serving on the audit, compensation and nomination and corporate governance committees are independent, our board of directors believes that its independent directors have been actively involved in overseeing risk associated with us and our business.  Our board of directors believes that its independent directors will continue to be actively involved in overseeing risk associated with us and our business.

Stockholder Communications

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate.  Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Board of Directors, Xplore Technologies Corp., Attn: Corporate Secretary, 8601 RR 2222, Building 2, Suite 100, Austin, TX 78730.

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Our Compensation Program

The compensation of our executives other than our Chief Executive Officer is designed to attract, as needed, individuals with the skills necessary for us to achieve our objectives, retain individuals who perform at or above our expectations and reward individuals fairly over time.  Our executives’ compensation has three primary components: base salary; an annual cash incentive bonus; and equity-based compensation.  In addition, we provide our executives with benefits that are generally available to our other salaried employees.  Our Chief Executive Officer does not receive direct compensation for his services as an executive officer, but is compensated for his services as our Chief Executive Officer through payments we make to SG Phoenix LLC, which is controlled by Mr. Sassower and Andrea Goren, a member of our board of directors.

As a relatively small company, we recognize that while we must pay salaries that help us to attract and retain talented executives who will help us grow; we must do so within budgetary constraints.  We reward outstanding performance with cash bonuses that in large part are based on financial measures, such as revenue and EBITDA targets, and the achievement of strategic goals and corporate milestones.  In addition, we reward our executives with equity-based compensation, as we believe equity compensation provides an incentive to our executive officers to build value for us over the long-term and aligns the interests of our executive officers with those of our stockholders.  Generally, we use stock options as our equity-based compensation because we believe that options generate value to the recipient only if the price of our common stock increases during the term of the option.  Other than in the event of a change of control, the stock options granted to our executives generally vest solely based on the passage of time.  We believe these elements support our underlying philosophy of attracting and retaining talented executives while remaining within our budgetary constraints and also creating cash incentives that reward company-wide and individual performance and aligning the interests of our executive officers with those of our stockholders by providing our executive officers equity-based incentives to ensure motivation over the long-term.

The individual elements of our compensation program are as follows:

Base Compensation.  It is our policy that the base salaries paid to our executive officers should reflect the individual responsibility and experience of the executive officer and the contribution that is expected from the executive officer.  Base salaries are reviewed by the compensation committee on an annual basis to satisfy these criteria.

Cash Incentive Bonuses.  Our executive officers are eligible for annual incentive bonuses if they meet key financial and operational objectives.  The payment of cash incentive bonuses to executive officers is within the discretion of our compensation committee and is based on our compensation committee’s assessment of our performance and the performance of each executive officer, measured in large part against financial objectives, strategic goals and corporate milestones.  These financial, strategic and corporate objectives include revenue and EBITDA targets, product development objectives and corporate milestones, such as the completion of financings.  Our compensation committee may in its discretion award a cash incentive bonus to an executive officer for partial achievement of such executive officer’s objectives.  The total amount of the cash incentive bonus available to an executive officer is either based upon a percentage of such executive officer’s base salary or a fixed dollar amount.  Bonuses are reviewed by our compensation committee on an annual basis.  Furthermore, in recognition of an executive officer’s exceptional performance our board of directors may award a performance bonus in excess of that executive officer’s maximum cash incentive bonus.

Each of our named executive officers (other than our Chief Executive Officer) participates in his own individual Management by Objectives plan, which we refer to as a MBO plan, as discussed in footnotes 4 and 5 in the summary compensation table for fiscal years 2016 and 2015 below.  The MBO plan of our President and Chief Operating Officer is set forth in his employment agreement discussed below.

Equity-Based Compensation.  We use stock options to reward long-term performance and to ensure that our executive officers have a continuing stake in our long-term success.  Authority to make stock option grants to our executive officers rests with our board of directors.  In determining the size of stock option grants, our board of directors considers our actual performance against our strategic plan, individual performance, the extent to which shares subject to previously granted options are vested and the recommendations of our Chief Executive Officer, other members of senior management and our compensation committee.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates.  We grant stock options at regularly scheduled meetings of our board of directors or at special meetings.  All stock options granted have an exercise price equal to or greater than the closing price of our common stock on the date that the grant action occurs.

With respect to establishing compensation for our executive officers, we do not have any formal policies in determining how specific forms of compensation are structured or implemented to reflect the individual performances and/or individual contributions to the specific items of our performance.  In addition, we have no policies regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which such award or payment was based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

With respect to newly hired employees, our practice is typically to make stock grants at the first meeting of our board of directors following such employee’s hire date.  We do not have any program, plan or practice to time stock options grants with the release of material information.  We do not time, nor do we plan to time, the release of material information for the purposes of affecting the value of executive compensation.

Transaction Bonus Pool. Our named executive officers are eligible to participate in a transaction bonus pool designed to incent and reward our executives who are employed by us upon the sale of our business.  Under the transaction bonus pool, an amount equal to 5% of the per share sales consideration, up to approximately $8 per share, and 10% of the remaining per share consideration received through such a sale, in each case after deducting the transaction expenses, will be allocated to the transaction bonus pool.  Our board of directors approved the transaction bonus pool to adjust the amount of consideration that the participants are eligible to receive in connection with (i) the sale of all or substantially all of our outstanding equity securities to an unrelated third party or parties or (ii) the sale of all or substantially all of our assets, including assets of our subsidiaries, to an unrelated third party or parties, each of which we call an “Eligible Sale Transaction.”  The transaction bonus pool may be amended so that the transaction bonus pool would be equal to 5% of total net sales proceeds received by our stockholders in an Eligible Sales Transaction, plus an additional 5% of such proceeds in excess of $82.8 million, with such amount subject to increase on a dollar-for-dollar basis by the amount of gross proceeds received by us in connection with any future issuance of our equity securities, or securities convertible into our equity securities, in any financing transaction.  As of March 31, 2016, the participation in the transaction bonus pool was allocated as follows:  50% of the pool to Mark Holleran, our President and Chief Operating Officer and 5% of the pool to a non-executive officer, with the balance unallocated.

In April 2015, our board of directors approved the payment of $287,500 in annual cash fees, paid monthly in the amount of $23,958, to SG Phoenix LLC, an entity controlled by Philip Sassower (our Chief Executive Officer) and Andrea Goren (a director), for services rendered.  Additionally, a $100,000 discretionary bonus was paid to SG Phoenix LLC for services rendered by Mr. Sassower in connection with achieving certain revenue, cash flow, profitability and investor relation communication objectives.

Employment Agreements

Mark Holleran

On June 30, 2006, we entered into an employment agreement with Mark Holleran, our President and Chief Operating Officer.  The agreement was for a period of two years, and is automatically renewable for additional one year periods unless either party gives written notice that it or he does not wish to extend the term, in which case the agreement terminates on June 30 of the next year.  The agreement automatically renewed in June 2016 for an additional year.  In consideration for his services, during the term of his employment agreement Mr. Holleran is entitled to receive a base salary of $275,000 per year, subject to any increase as may be approved by our board of directors.  Effective April 1, 2015, our board of directors approved an increase in Mr. Holleran’s salary to $325,000 per year.  Mr. Holleran is also entitled to receive a performance bonus of up to 100% of his base salary based on his achievement of objectives in the following categories: revenue, cash flow, profitability, EBITDA, product development, hiring new employees, retention of staff, financial controls and communication, including additional financing.  In addition, we may award, in our sole discretion, Mr. Holleran additional discretionary bonuses in recognition of his performance.

Mr. Holleran is also eligible to participate in a transaction bonus plan in the event of the sale of our company during the term of Mr. Holleran’s employment agreement.  The amount of the transaction bonus pool will be based upon the total consideration received by our stockholders from the sale of our company, less our transaction expenses, as described below.  Mr. Holleran will be entitled to receive 50% of the total amount of the transaction bonus pool.

As part of the employment agreement, we agreed that if we terminate Mr. Holleran’s employment without cause during the term of his employment agreement, Mr. Holleran would receive his base salary for one year, commencing on the termination date, reduced by amount earned by Mr. Holleran from other employment during that period, plus an additional amount equal to the average of the performances bonuses paid to Mr. Holleran during the prior two calendar years.  The employment agreement also contains customary non-compete, non-solicitation, non-disparagement and confidentiality provisions.

Severance and Change in Control Benefits

Mark Holleran, our President and Chief Operating Officer, has a provision in his employment agreement that gives him severance benefits described above if his employment is terminated without cause.

We have established a transaction bonus pool for our executive officers and other members of our senior management team upon the sale of our business, which was originally outlined in Mr. Holleran’s employment agreement.  The amount of the transaction bonus pool is based upon the total consideration received by our stockholders from the sale of our business, after our transaction expenses.  Under the terms of his employment agreement, Mr. Holleran is entitled to receive 50% of the total amount of the transaction bonus pool if our business is sold during the term of his employment.  Another 5% of the transaction bonus pool has been allocated to a non-executive officer and the remainder is unallocated.

We have chosen to provide these benefits to our executives because we believe we must remain competitive in the marketplace.  These severance and acceleration provisions and estimates of these change of control and severance benefits are described in the section entitled “Estimated Payments and Benefits upon Termination or Change in Control” below.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.  We do maintain a 401(k) plan for our employees, including our executive officers; however, in the 2016 fiscal year, we did not match contributions made by our employees, including contributions made by our executive officers.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.  Our board of directors may elect to provide our executive officers and employees with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our best interests.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees.

Impact of Regulatory Requirements

Deductibility of Executive Compensation.  Our executive officers’ MBO plans, our transaction bonus plan does not currently provide compensation that qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.  Accordingly, compensation in excess of $1 million paid to a named executive officer during any one year that is attributable to one of those arrangements would not currently be deductible for U.S. federal income tax purposes.  We may, in the future, reevaluate those plans and redesign them so that compensation attributable to one or both of those plans would qualify as “performance-based compensation” within the meaning of Section 162(m) and would be deductible for U.S. federal income tax consequences.  The 2009 Stock Plan provides for stock options and other awards that qualify as “performance-based compensation,” as well as certain awards, such as restricted share awards, that do not so qualify.

Accounting for Stock-Based Compensation.  We account for stock-based payments in accordance with the requirements of Accounting Standards Codification (“ASC”) 718.

Stock Ownership Requirements

We do not currently have any requirements or guidelines relating to the level of ownership of our common stock by our directors or executive officers.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors

THOMAS B. PICKENS III, CHAIRMAN
KENT A. MISEMER
BRIAN USHER-JONES

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth the compensation for our fiscal years ended March 31, 2016 and 2015 earned by or awarded to, as applicable, our principal executive officer, principal financial officer and our other most highly compensated executive officers as of March 31, 2016.  In this Annual Report on Form 10-K we refer to such officers as our “named executive officers.”
Name and Principal Position	Year	Salary US($)		Bonus US($)		Stock Awards US($)	Option Awards US($)(1)		Total US($)
Philip S. Sassower	2016	287,500	(2)	100,000	(3)	—	347,202		734,702
Chief Executive Officer	2015	210,000	(2)	100,000	(3)	—	354,063		664,063

Mark Holleran	2016	325,000		325,000	(4)	—	215,506		865,506
President and Chief Operating Officer	2015	275,000		275,000	(4)	—	422,230		972,230

Tom Wilkinson	2016	148,945	(5)	120,000	(5)	—	222,321		442,216
Chief Financial Officer and Corporate Secretary

Michael J. Rapisand	2016	99,205	(6)	—		—	143,671	(6)	242,876
Chief Financial Officer and Corporate Secretary	2015	200,000		100,000	(6)	—	168,216		468,216

Peter Poulin	2016	250,000		75,000	(7)	—	—		325,000
Chief Marketing Officer

(1)
Option award amounts included in this table reflect the grant day fair value of option grants within the fiscal year ended, related to all options granted to the named executive officer, calculated in accordance with FASB ASC Topic 718 and using a Black‑Scholes valuation model.

(2)
Mr. Sassower is compensated for his services as our Chief Executive Officer through payments we make to SG Phoenix LLC, which is controlled by Mr. Sassower and Andrea Goren, a member of our board of directors.  SG Phoenix LLC received $287,500 and $200,000 in fiscal years 2016 and 2015, respectively, in connection with the services of Mr. Sassower as our Chief Executive Officer.  Mr. Sassower also serves as the chairman of our board of directors, and receives cash fees for his service on our board of directors.  Mr. Sassower was paid $10,000 in cash fees for each of fiscal years 2016 and 2015 in connection with being a member of our board of directors.  Mr. Sassower receives option awards in connection with his service on our board of directors and for his service as our Chief Executive Officer.

(3)
A discretionary bonus of $100,000 was paid to SG Phoenix LLC for the fiscal years 2016 and 2015 for services rendered by Mr. Sassower as our Chief Executive Officer in connection with achieving certain revenue, cash flow, profitability, and investor relation communication objectives.

(4)
Under the terms of Mr. Holleran’s employment agreement, he had the opportunity to earn a cash performance bonus of up to 100% of his base salary of $325,000 in fiscal year 2016 and $275,000 in fiscal year 2015 based on the achievement of various objectives.  Mr. Holleran earned $325,000 and $275,000 of the performance bonus under his employment agreement in fiscal years 2016 and 2015, respectively, in connection with achieving certain revenue, cash flow, profitability, staffing, product development, financial controls and communication objectives in each year.

(5)
Mr. Wilkinson joined us as Chief Financial Officer on December 1, 2015, after serving as Interim Chief Financial Officer beginning in August 2015, as a consultant.  During the consulting period, Mr. Wilkinson received $48,945 in fees which are included in the salary figure presented.  Under the terms of Mr. Wilkinson’s Management by Objective (MBO) bonus plan, in fiscal year 2016, he had the opportunity to earn a cash bonus of up to 40% of his total base salary of $300,000, or $120,000 based on his achievement of revenue, cash flow and profitability objectives, as well as objectives related to transition of financial leadership and integration related to the Motion Acquisition.   Mr. Wilkinson earned $120,000 of the performance bonus in fiscal years 2016, as these goals were achieved.

(6)
Mr. Rapisand served as our Chief Financial Officer until early August 2015.  Under the terms of Mr. Rapisand’s Management by Objective (MBO) bonus plan, in fiscal years 2015, he had the opportunity to earn a cash bonus of up to 40% of his base salary or $80,000 based on his achievement of revenue, cash flow and profitability objectives.   Mr. Rapisand earned $80,000 of the performance bonus in fiscal years 2015.  In recognition of Mr. Rapisand’s exceptional performance associated with the Motion Acquisition in fiscal 2015 as well as his exceptional performances in fiscal 2015, our board of directors awarded him a bonus of $20,000 in excess of his maximum cash incentive bonus for those years.  In April 2015, Mr. Rapisand was awarded options to purchase 50,000 shares at $6.38 per share.  However, these options were unvested and cancelled when Mr. Rapisand terminated his employment.

(7)
Mr. Poulin joined us in April 2015 as a result of the Motion Acquisition.  Under the terms of Mr. Poulin’s Management by Objective (MBO) bonus plan, in fiscal years 2016, he had the opportunity to earn a cash bonus of up to $50,000 on his achievement of revenue, cash flow and profitability objectives.   Mr. Poulin earned $50,000 of the performance bonus in fiscal years 2016 based upon his achievement of these goals.  Mr. Poulin also earned $25,000 as a retention bonus. Mr. Poulin terminated his employment with us in December 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table sets forth the equity awards outstanding at March 31, 2016 for each of the named executive officers.
Name	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Philip S. Sassower —	86,000	—		5.00	12/30/2020
Chief Executive Officer	5,975	11,950	(1)	6.00	9/12/2022
	—	76,887	(2)	6.00	9/12/2022
	—	87,437	(2)	6.38	10/22/22

Mark Holleran —	280,000	—		5.00	12/30/2020
President and Chief Operating Officer	20,833	41,667	(3)	6.00	9/12/2022
	—	93,750	(2)	6.00	9/12/2022
	—	75,000	(2)	6.38	10/22/22

Tom Wilkinson —	—	109,282	(4)	5.49	11/3/2020
Chief Financial Officer and Corporate Secretary

Michael J. Rapisand —	—	—	(5)	—	—
Chief Financial Officer and Corporate Secretary

Peter Poulin —	—	—
Chief Marketing Officer

(1)	Options to purchase 5,975 shares vest on March 13, 2017 and options to purchase 5,975 shares vest on March 13, 2018.

(2)	All options vest on April 17, 2016.

(3)	Options to purchase 20,833 shares vest on March 13, 2017 and options to purchase 20,834 vest on March 13, 2018.

(4)	Options to purchase 36,427 shares vest on November 3, 2016, options to purchase 36,427 shares vest on November 3, 2017 and options to purchase 36,428 vest on November 3, 2018.

(5)	All of Mr. Rapisand’s options were exercised or terminated prior to March 31, 2016.

Estimated Payments and Benefits Upon Termination or Change in Control
Holleran Employment Agreement
The following table describes the potential payments and benefits payable to Mr. Holleran, our President and Chief Operating Officer, upon termination of his employment by us without cause, as if his employment had terminated as of March 31, 2016, the last business day of our last fiscal year.  If Mr. Holleran’s employment is terminated by us as a result of his death or disability or for cause or voluntary by Mr. Holleran, he is entitled to receive any earned or accrued, but unpaid, base compensation and bonus and all accrued but unused vacation days through the termination date.
Payments and Benefits	Termination by Company Without Cause(1)
Compensation:
Base salary(2)	$325,000	(4)
Performance bonus(3)	$300,000	(5)
Benefits and Perquisites:	$18,963	(6)

(1)
For purposes of Mr. Holleran’s employment agreement, “cause” includes, among other things, (i) his willful failure to perform his duties under his employment agreement, (ii) any intentional act of fraud, embezzlement or theft involving more than a nominal amount of our assets or property, (iii) any material damage to our assets, business or reputation resulting from his intentional or grossly negligent conduct, (iv) his intentional wrongful disclosure of material confidential information, (v) his intentional engagement in competitive activity which would constitute a breach of his employment agreement and/or his duty of loyalty, (vi) his intentional breach of any material employment policy, or (vii) his ineligibility for any reason to work lawfully in the United States for a period of four consecutive months.

(2)	Assumes that there is no earned but unpaid base salary at the time of termination.
(3)	Assumes that there is no earned but unpaid bonus at the time of termination.
(4)
If Mr. Holleran is terminated without cause, Mr. Holleran is entitled to receive his base salary in effect immediately prior to his termination of employment for a period of 12-months commencing on the termination date, subject to reduction by any amounts he earns during the 12-month period.

(5)
Under the terms of Mr. Holleran’s employment agreement, if Mr. Holleran is terminated without cause, he is entitled to receive as severance an amount equal to the average of his performance bonuses paid to him during the two calendar years preceding his termination.  Mr. Holleran received performance bonuses of $325,000 in fiscal 2016 and $275,000 in fiscal 2015.

(6)	Represents payments of $1,580 a month to pay the cost of Mr. Holleran’s continued participation in our group health plans under COBRA during the 12-month severance period.
Change in Control Benefits
Under the 2009 Stock Plan, in the event of certain business combinations, including the sale or lease of all or substantially all of our assets, or a merger or consolidation involving us in which the beneficial owners of our capital stock prior to such business combination own 50% or less of the outstanding shares of the common stock of the surviving entity after the business combination or a similar transaction, each of which we refer to as a “corporate transaction,” and subject to any vesting acceleration provisions in an award agreement, outstanding awards will be treated in the manner provided in the agreement relating to the corporate transaction (including as the same may be amended).  The corporate transaction agreement will not be required to treat all awards or individual types of awards similarly in the corporate transaction; provided, however, that the corporate transaction agreement will provide for one of the following with respect to all outstanding awards (as applicable):
•	the continuation of the outstanding award by us, if we are a surviving company;
•	the assumption of the outstanding award by the surviving company or its parent or subsidiary;

•	the substitution by the surviving company or its parent or subsidiary of its own award for the outstanding award;
•	full exercisability or vesting and accelerated expiration of the outstanding award, followed by the cancellation of such award;
•
the cancellation of an outstanding option or stock appreciation right and a payment to the optionee equal to the excess of (x) the fair market value of the shares subject to such option or stock appreciation right (whether or not such option or stock appreciation right is then exercisable or such shares are then vested) as of the closing date of such corporate transaction over (y) its aggregate exercise price; or

•
the cancellation of an outstanding restricted stock unit and a payment to the participant equal to the fair market value of the shares subject to such restricted stock unit (whether or not such restricted stock unit is then vested) as of the closing date of such corporate transaction.

The following table sets forth the potential payments to our named executive officers as if we had Eligible Sale Transaction or Change in Control, as of the March 31, 2016, the last business day of our 2016 fiscal year.
Name	Transaction Bonus Pool(1)		Market Value of Accelerated Options
Philip S. Sassower—Chief Executive Officer	—		—	(2)
Mark Holleran—President and Chief Operating Officer	$856,551	(3)	—	(2)
Tom Wilkinson—Chief Financial Officer	—		—	(2)
Michael J. Rapisand—Chief Financial Officer	—		—	(2)
Peter Poulin—Chief Marketing Officer	—		—	(2)

(1)	Triggered by an Eligible Sale Transaction.

(2)
Pursuant to our 2009 Plan, our board of directors may determine, at the time of grant or thereafter, that the vesting of options granted under that plan may accelerate upon a change in control transaction.  Currently, no such options have such acceleration provisions, and we assume that our board of directors will not elect to accelerate the vesting of the options with exercise prices below $3.49 per share in the future.

(3)
Assumes a sale in which the holders of our common stock receive sales proceeds of $3.49 per share, which represented the closing price of our common stock on March 31, 2016 as reported by the NASDAQ Capital Market, and transaction costs of 10% of the total proceeds, resulting in an aggregate transaction bonus pool of $1,713,101.  Mr. Holleran would be entitled to receive 50% of the transaction bonus pool.

(4)	Mr. Rapisand’s options were exercised or terminated prior to March 31, 2016.

Fiscal Year 2016 Director Compensation
In June 2006, our board of directors approved a director compensation plan pursuant to which we will pay each of our directors a fee to attend board meetings.  In addition, from time to time, we grant options to purchase shares of our common stock to our directors.  We also reimburse our directors for their out-of-pocket expenses incurred in connection with attending our board meetings and board committee meetings.  Compensation for our directors, including cash and equity compensation, is determined, and remains subject to adjustment, by our board of directors.  On June 12, 2012, our board of directors approved the payment of $10,000 in annual cash fees, paid quarterly in the amount of $2,500, to each director for services rendered, beginning with the year ended March 31, 2014.  On November 4, 2013, our board of directors approved the payment of an additional annual fee to each member of our audit committee and compensation committee, in the amount of $4,000 for each committee on which such member serves, to be paid quarterly in the amount of $1,000, effective October 1, 2013.

The following table sets forth compensation information for our directors who are not a named executive officer for our fiscal year ended March 31, 2016.
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(1)	Total ($)
Brian E. Usher‑Jones	18,000	(2)	—	—	18,000
Andrea Goren	10,000		—	110,935	120,935
Thomas F. Leonardis	18,000	(2)	—	—	18,000
Kent Misemer	18,000	(2)	—	—	18,000
F. Ben Irwin	10,000		—	—	10,000

(1)
In April 2016, Mr. Goren received a grant of 27,937 stock options. The options vest on the first anniversary of the Motion Acquisition on April 17, 2016 and have a term of seven and one half five years from the date of the grant.

(2)	Mr. Usher-Jones, Mr. Leonardis and Mr. Misemer each received $8,000 in cash payments as compensation for their services on our audit and compensation committees.
2009 Stock Incentive Plan
On July 28, 2009, we adopted the 2009 Stock Incentive Plan, which we refer to as the 2009 Stock Plan.  The 2009 Stock Plan provides for equity‑based awards in the form of incentive stock options and non-statutory options, restricted shares, stock appreciation rights and restricted stock units.  Awards are made to selected employees, directors and consultants to promote stock ownership among award recipients, to encourage their focus on strategic long-range corporate objectives, and to attract and retain exceptionally qualified personnel.  Upon the original approval and adoption of the 2009 Stock Plan by our stockholders, up to 62,750 shares of our common stock were issuable under the 2009 Stock Plan.  On December 16, 2010, our stockholders approved an increase in the number of shares of our common stock available for issuance under the 2009 Stock Plan from 62,750 to 187,500. On September 24, 2013, our stockholders approved amendments to the 2009 Stock Plan to increase the maximum number of shares of our common stock issuable under the plan from 187,500 to 1,687,500 and to increase the number of shares of our common stock relating to awards under that plan that any single participant may receive in any calendar year from 20,000 to 500,000.  On March 24, 2016, our stockholders approved amendments to the 2009 Stock Plan to increase the maximum number of shares of our common stock issuable under the plan from 1,687,500 to 3,000,000.  Generally, the vesting of options and the retention of restricted shares granted under the 2009 Stock Plan are conditioned on a period or successive periods of continuous service of the award recipient.  Expired options that remain unexercised and shares forfeited to or repurchased by us will become available for future grant under the 2009 Stock Plan.

As of March 31, 2016, the maximum aggregate number of shares of common stock reserved for issuance upon the exercise of all options granted under the 2009 Stock Plan may not exceed an aggregate of 3,000,000 shares. The options granted under the plan, except as described below, generally vest over a three-year period in equal annual installments and expire five years after the issuance date.

Grants To:	Directors		Officers		Non-Officer Employees
Month of Grant	Shares	Ex. Price	Shares	Ex. Price	Shares	Ex. Price
June 2014	-	-	-	-	45,000/10,000	$6.28/$6.16
August 2014	-	-	-	-	20,000	$6.28
November 2014	-	-	-	-	5,000	$5.90
February 2015	-	-	-	-	20,000	$6.58
February 2015	-	-	-	-	5,000/5,000	$6.69/$7.09
March 2015	197,865	$6.00	344,200	$6.00	-	-
April 2015	115,374	$6.38	125,000	$6.38	-	-
November 2015	-	-	209,282	$5.49	40,000/20,000	$5.49/$5.91

As of March 31, 2016, options to purchase 1,915,458 shares of our common stock had been awarded and are outstanding pursuant to grants under the 2009 Stock Plan.

Employee Stock Purchase Plan
On November 5, 2008, we adopted the 2009 Employee Stock Purchase Plan, which we refer to as the ESPP.  The ESPP establishes a series of offering periods during which most of our employees have an opportunity to purchase our common stock through payroll deductions.  To be eligible, an employee must have completed one year of employment and regularly work over 20 hours per week and over 5 months per year.  Prior to each offering period, a participant elects to have between 1% and 20% of his or her base compensation set aside for the purchase of the shares upon purchase dates, which occur at the end of each calendar quarter.  The purchase price was amended by stockholder vote on March 24, 2016 to be is 95% of the lower of (A) the fair market value per share of our common stock on the start date of the offering period or (B) the fair market value per share of our common stock as of the end of each calendar quarter during the offering period.  Prior to this amendment and throughout fiscal year 2016 the purchase price was 95% of the fair market value per share of our common stock on the start date of the offering period.

The offering period for our fiscal year 2016 began on April 1, 2015 and terminated on March 31, 2016, and had a purchase price of $6.0325 per share.  The offering period for our fiscal year 2017 began on April 1, 2016 and will terminate on March 31, 2017.  This fair value per share to be utilized in fiscal year 2017 as our start date amount is $3.49 per share.

Upon the adoption of the ESPP, up to 12,500 shares were reserved for purchase under the ESPP.  On September 24, 2013, our stockholders approved an increase in the number of shares of our common stock available for issuance under the ESPP from 12,500 to 32,500.  On March 12, 2015, our stockholders approved an increase in the number of shares of our common stock available for issuance under the ESPP from 32,500 to 52,500.  On March 24, 2016, our stockholders approved an increase in the number of shares of our common stock available for issuance under the ESPP from 52,500 to 300,000.  As of March 31, 2016, 52,500 shares of our common stock had been purchased under the ESPP.  The ESPP may have additional offering periods until the shares reserved for the ESPP have been exhausted or the ESPP is terminated.  It is intended that shares purchased under the ESPP qualify for special tax treatment under Section 423 of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

The compensation committee currently consists of Thomas B. Pickens, Kent A. Misemer and Brian Usher-Jones.  Mr. Usher-Jones served as our Interim Chief Financial Officer from August 1996 to November 1997 and from August 2001 to December 2001.

For additional information, see Transactions with Related Persons below.

TRANSACTIONS WITH RELATED PERSONS

During the fiscal year ended March 31, 2016, we purchased approximately $117,000 in components for our tablet PCs from Ember Industries, Inc., a contract manufacturer.  Thomas F. Leonardis, a member of our board of directors during the fiscal year ended March 31, 2016, and through his resignation in December 2016, is the Chairman and Chief Executive Officer of Ember Industries.  We purchased the components from Ember Industries pursuant to standard purchase orders at Ember Industries’ standard prices.  The disinterested members of our board of directors reviewed, approved and ratified our purchase of component parts from Ember Industries on the described terms.

On May 1, 2015, our board of directors amended our transaction bonus pool such that the 15% formerly unallocated portion of the transactional bonus pool was allocated to Mr. Sassower and Mr. Goren.  In November 2015, our board of directors reconsidered the reallocation of the pool and returned the portion allocated to Mr. Sassower and Mr. Goren to the unallocated portion.

In April 2015, our board of directors approved an increase in annual fees paid to SG Phoenix LLC, an affiliate, for services to be rendered from $200,000 to $287,500 effective April 1, 2015.  Our board of directors also approved a discretionary bonus payment of $100,000 to SG Phoenix LLC for the fiscal year ended March 31, 2016 for services rendered by Philip S. Sassower as our chief executive officer.

On April 7, 2016, our board of directors approved grants of options to purchase a total of 240,374 shares of our common stock, with an exercise price of $6.38, to certain of our officers and directors, of which options to purchase 87,437 shares were granted to Mr. Sassower, and options to purchase 27,937 shares were granted to Mr. Goren.  The options vest in on the first anniversary of the date of grant, and have a term of seven and one half years from the date of the grant.

On June 12, 2012, our board of directors approved the payment to each member of our board of directors of an annual fee of $10,000, to be paid quarterly in the amount of $2,500. On November 4, 2013, our board of directors approved the payment of an additional annual fee to each member of the board of director’s audit committee and compensation committee, in the amount of $4,000 for each committee on which such member serves, to be paid quarterly in the amount of $1,000, effective October 1, 2013. General administration expense includes expense of $84,000 for these fees for the years ended March 31, 2016.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee reviews and reports to our board of directors on any related party transaction.  From time to time, the independent members of our board of directors form an ad hoc committee to consider transactions and agreements in which a director or executive officer of ours has a material interest.  In considering related party transactions, the members of our audit committee are guided by their fiduciary duties to our stockholders.  Our audit committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of the Record Date by (i) each person known by us to be the beneficial owner of more than 10% of any class of our voting securities, (ii) each of our directors, (iii) each of our “named executive officers,” and (iv) our directors and executive officers as a group.

	Common Stock
	Beneficially Owned
Name of Beneficial Owner (1)	Number of Shares (2)		Percentage of Class (3)
Philip S. Sassower	1,609,289	(4)	14.3%
Mark Holleran	499,499	(5)	*
Brian E. Usher‑Jones	52,104	(6)	*
Andrea Goren	1,252,552	(7)	10.9%
Thomas B. Pickens III	-		*
Kent A. Misemer	67,382	(8)	*
Donald F. Neville	-		*
Tom Wilkinson	63,890	(9)	*
Phoenix Venture Fund LLC	1,091,775	(10)	10.4%
110 East 59th Street
New York, NY 10022
All directors and executive officers as a group (8 persons)	2,490,325	(11)	14.0%

*	Represents less than 1% of class or combined classes.

(1)
Except as otherwise indicated above, the address of each stockholder identified is c/o Xplore Technologies Corp., 8601 RR 2222, Building II, Austin, Texas 78730.  Except as indicated in the other footnotes to this table, each person named in this table has sole voting and investment power with respect to all shares of stock beneficially owned by that person.

(2)
Shares issuable pursuant to options and warrants that are exercisable, or convertible securities that are convertible, within 60 days of January 20, 2017 are deemed outstanding for the purposes of computing the percentage of shares owned by the beneficial owner, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

(3)	Based upon 10,991,172 shares of our common stock outstanding as of the January 20, 2017.

(4)
Includes 256,299 shares of common stock that Mr. Sassower has the right to acquire upon exercise of outstanding options within 60 days of January 20, 2017, 177,970 shares of common stock owned of record, 17,651 shares of common stock owned of record by Susan Sassower, who is the spouse of Mr. Sassower and 24,524 owned of record by SG Phoenix LLC, an entity in which Mr. Sassower and Mr. Goren share voting and dispositive power. Also includes 1,091,775 shares of common stock beneficially owned by Phoenix, for which Mr. Sassower and Mr. Goren are the co-managers of the managing member. Mr. Sassower disclaims any beneficial ownership of the shares held by Phoenix, except to the extent of his pecuniary interest, if any, in such shares. Also includes 41,070 shares of common stock owned of record by two trusts for the benefit of Susan Sassower (the Susan Sassower Trusts”). Mr. Sassower is the sole trustee of the Susan Sassower Trusts. Mr. Sassower disclaims any beneficial ownership of the securities owned by the Susan Sassower Trusts except to the extent of his pecuniary interest, if any, in such securities.

(5)	Includes 469,583 shares of common stock that Mr. Holleran has the right to acquire upon exercise of outstanding options within 60 days of January 20, 2016.

(6)	Includes 37,285 shares of common stock that Mr. Usher-Jones has the right to acquire upon exercise of outstanding options within 60 days of January 20, 2017.

(7)
Includes 27,303 shares of common stock owned of record by Andax, LLC, for which Mr. Goren is the manager, 110,266 shares of common stock that Mr. Goren has the right to acquire upon exercise of outstanding options within 60 days of January 20, 2017, and 24,524 shares of common stock owned of record by SG Phoenix LLC, an entity in which Mr. Sassower and Mr. Goren share voting and dispositive power. Also includes 1,091,775 shares of common stock beneficially owned by Phoenix, for which Mr. Sassower and Mr. Goren are the co-managers of the managing member. Mr. Goren disclaims any beneficial ownership of the shares held by Phoenix, except to the extent of his pecuniary interest, if any, in such shares.

(8)
Includes 29,959 shares of common stock owned of record by The Kent A. Misemer Revocable Trust (12/24/92), for which Mr. Misemer is a trustee and 36,770 shares of common stock the Mr. Misemer has the right to acquire upon exercise of outstanding options with 60 day of January 20, 2017.

(9)
Includes 20,000 shares of common stock owned of record by SEP FBO Thomas Wilkinson, sponsored by Wilkinson & Company, for which Mr. Wilkinson is the beneficiary and 36,427 shares of common stock that Mr. Wilkinson has the right to acquire upon exercise of outstanding options within 60 days of January 20, 2017.

(10)
Voting and dispositive power over these shares is held equally by Philip Sassower and Andrea Goren. Messrs. Sassower and Goren disclaim any beneficial ownership of the shares held by Phoenix, except to the extent of their respective pecuniary interest, if any, in such shares.

(11)
Includes 946,630 shares of common stock our directors and executive officers have the right to acquire upon exercise of outstanding options within 60 days of January 20, 2017. Also includes 1,091,775 shares of common stock beneficially owned by Phoenix, in which Mr. Sassower and Mr. Goren are the co-managers of the managing member. Mr. Sassower and Mr. Goren each disclaim any beneficial ownership of the shares held by Phoenix, except to the extent of their respective pecuniary interest, if any, in such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership of our common stock and other equity securities with the SEC on a timely basis.  Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to us, we believe all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed on a timely basis all such required reports during and with respect to our 2016 fiscal year.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholder proposals, including director nominations, must comply with our By-laws, under which such proposals must be delivered to our Corporate Secretary at our principal executive offices no earlier than 75 days and no later than 45 days prior to the anniversary of the date our proxy materials are released to stockholders for the Annual Meeting to be considered timely, provided, however, in the event that the date of the 2017 annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to the date of the 2017 annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us.

ANNUAL REPORT; INCORPORATION BY REFERENCE

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, containing audited financial statements for the years ended March 31, 2016 and 2015, is being made available to our stockholders with this proxy statement.  We may mail or email a copy of our Annual Report on Form 10-K to stockholders for the fiscal year ended March 31, 2016 concurrently with this proxy statement to stockholders requesting that we mail or email copies of such documents.  In accordance with the rules adopted by the SEC, except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice of Internet Availability.  The Notice of Internet Availability provides instructions either for accessing this proxy statement and the Annual Report on Form 10-K at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of such materials by mail or electronically by mail.  Upon written request, we will send to stockholders of record, without charge, additional copies of our Annual Report on Form 10-K (without exhibits) and additional copies of this proxy statement, each of which we have filed with the SEC.  In addition, upon written request and payment of a fee equal to our reasonable expenses, we will send to stockholders of record, copies of any exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2016 filed with the SEC.  All written requests should be directed to our Corporate Secretary at our address set forth in the Notice of Internet Availability.  We incorporate by reference into this proxy statement Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and Item 8 (Financial Statements) of our Annual Report on Form 10-K.

FORWARD-LOOKING STATEMENTS

From time to time, we may provide information, whether orally or in writing, including certain statements in this proxy statement, which are deemed to be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995, or the “Litigation Reform Act”.  These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “believe,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” “should” and similar expressions are intended to identify forward-looking statements.  Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended or using other similar expressions.  We do not intend to update these forward-looking statements, except as required by law.

In accordance with the provisions of the Litigation Reform Act, we are making you aware that such forward-looking statements, because they relate to future events and are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this proxy statement and other public statements we make.  Such factors are discussed in the “Risk Factors” section of our Annual Report on Form 10-K and other filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information including annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K with the SEC.  Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549.  Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates.  You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.  The SEC also maintains a web site on the Internet (http://www.sec.gov) where our reports, proxy and information statements and other information regarding our Company may be obtained free of charge.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors knows of no other matters which will be acted upon at the Annual Meeting.  If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

Tom Wilkinson
Chief Financial Officer and Corporate Secretary

Austin, Texas
February 9, 2016

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.
THEREFORE, STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY BY INTERNET, BY TELEPHONE OR BY MAIL AS SOON AS POSSIBLE.

PLEASE VOTE—YOUR VOTE IS IMPORTANT.